Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2014

MAYFIELD VILLAGE, Ohio, May 2, 2014 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the first quarter ended March 31, 2014.

Net income for the quarter ended March 31, 2014 was $2,738,000, or $.50 per diluted share, compared to $4,965,000, or $.91 per diluted share, for the comparable period in 2013.

Net sales for the first quarter of 2014 were $89,925,000 compared to $98,689,000 in the first quarter of 2013.

Currency exchange rates had a negative impact on 2014 first quarter net sales and net income of $4,436,000 and $119,000, respectively.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "First quarter results were certainly disappointing, particularly in comparison to previous periods that involved significant spending by the utilities on transmission projects. There are no similar projects taking place at this time. In fact, the ongoing extreme weakness in the U.S. economy coupled with a peculiarly harsh and extended winter has placed a significant damper on both new construction and maintenance activities. Globally, we are operating in a slow to no growth, yet highly competitive environment which we are addressing through constant innovation, exceptional customer service and a constant focus on improving productivity."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, telecommunication, cable operators, information (data communication), and other similar industries. Our primary products support, protect, connect, terminate, and secure cables and wires. We also provide solar hardware systems and mounting hardware for a variety of solar power applications.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 14, 2014 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2014	2013

Net sales	$ 89,925	$ 98,689
Cost of products sold	62,477	67,390
GROSS PROFIT	27,448	31,299

Costs and expenses
Selling	8,505	9,061
General and administrative	11,158	11,480
Research and engineering	3,775	3,770
Other operating expense (income)	(203)	121
	23,235	24,432

OPERATING INCOME	4,213	6,867

Other income (expense)
Interest income	109	116
Interest expense	(161)	(103)
Other income (expense)	(24)	37
	(76)	50

INCOME BEFORE INCOME TAXES	4,137	6,917

Income taxes	1,399	1,952

NET INCOME	$ 2,738	$ 4,965

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.51	$ 0.92

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.50	$ 0.91

Cash dividends declared per share	$ 0.20	$ 0

Weighted-average number of shares outstanding - basic	5,392	5,377

Weighted-average number of shares outstanding - diluted	5,431	5,457

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share and per share data	2014	2013

ASSETS
Cash and cash equivalents	$ 21,173	$ 24,291
Accounts receivable, less allowances of $2,100 ($2,136 in 2013)	74,957	67,587
Inventories - net	79,638	73,835
Deferred income taxes	6,463	7,022
Prepaids	10,333	9,845
Other current assets	3,736	3,154
TOTAL CURRENT ASSETS	196,300	185,734

Property, plant and equipment - net	105,146	100,461
Other intangibles - net	16,549	11,787
Goodwill	19,181	13,873
Deferred income taxes	3,922	3,416
Other assets	17,486	17,135

TOTAL ASSETS	$ 358,584	$ 332,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 2,923	$ 1,105
Current portion of long-term debt	162	195
Trade accounts payable	22,483	21,750
Accrued compensation and amounts withheld from employees	11,856	10,787
Accrued expenses and other liabilities	14,938	18,378
TOTAL CURRENT LIABILITIES	52,362	52,215

Long-term debt, less current portion	32,931	13,054
Other noncurrent liabilities and deferred income taxes	17,881	14,807

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,388,733 and 5,391,074 issued and outstanding, net of 783,418 and 779,279 treasury shares at par, respectively, as of March 31, 2014 and December 31, 2013	10,777	10,782
Common shares issued to Rabbi Trust, 249,198 and 253,156 shares at March 31, 2014 and December 31, 2013	(9,156)	(9,306)
Deferred Compensation Liability	9,156	9,306
Paid in capital	21,955	21,082
Retained earnings	239,548	238,168
Accumulated other comprehensive loss	(15,870)	(17,702)
TOTAL SHAREHOLDERS' EQUITY	256,410	252,330

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 359,584	$ 332,406

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249